AGREEMENT

This Agreement is entered into effective the 14th day of January, 2005, by and between BioReduction Technology LLC, a private limited liability company organized and in good standing pursuant to the laws of the state of Nevada, (herein referred to as the "Licensor" or "BRT"), and YB Holdings, Inc., a corporation organized and in good standing pursuant to the laws of the state of Florida (herein referred to as "Licensee" or "YB").

WITNESSETH:

WHEREAS, Martin Frechtman, is the sole inventor of the following (the "Intellectual Property") being all of the rights, title and interest in and to the Method and Machine for Preparing Raw Organic Material for Utilization in Further Downstream Processes, which is in general a proprietary new type of method to reduce by volume and weight, and prepare for further downstream processes, various organic materials, and all related products, services, procedures, methodologies, processes, technologies, future developments, know-how, patents, trademarks, trade names, trade secrets, service marks, copyrights and other intellectual property or proprietary rights, including without limitation, the inventions and intellectual property embodied in the currently evolving development of the bio-reduction machine, together with all continuations, divisions, reissues, extensions and related applications and future developments relating thereto; and

WHEREAS, Martin Frechtman has transferred all rights, title and interest in the above mentioned Intellectual Property to Bio Reduction Technologies LLC, a company of which he is Managing Member; as evidenced by the assignment agreement dated December 27, 2004 a copy of which is attached hereto, and

WHEREAS, YB Holdings has contributed the sum of $27,000.00 towards the development of said Intellectual property; and

WHEREAS, Licensee wishes to acquire an exclusive global license of the Technology, and wishes to acquire the right to protect and seek protection of all intellectual property rights (herein referred to as the "IP Rights") globally; and

WHEREAS, Licensor is willing to grant to Licensee an exclusive global license and the right to protect and seek protection of the IP Rights globally under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the agreements, covenants, promises and conditions contained herein, and in consideration of the monies and other consideration exchanged between the parties, the parties hereto agree as follows:

1. Licensor hereby grants to Licensee an exclusive license to make and have made and to use, offer to sell, sell, license, rent, and distribute products embodying the Technology and any improvements to the Technology throughout the entire world. Licensor is also granted the right to issue sub-licenses hereunder subject to Licensor's prior written consent which cannot be

unreasonably withheld. Licensor acknowledges it has developed and continues to develop products embodying the Technology, and agrees to make available to the Licensee all information needed in connection with the sale, license, rental or distribution of such products pertaining to their functioning and utilization. Licensor agrees to provide an amount of training to Licensee necessary regarding the manufacture and proper use of such products. The parties agree that all costs associated with providing such training shall be billed to Licensee for payment and that the bill will not be in excess of the costs incurred in providing such training.

2. Licensor hereby grants to Licensee the right to file and prosecute on behalf of Licensor, patent applications and/or trademarks covering the Technology and any improvements to the Technology in the patent offices authorized to issue patents within all or any portion of the world. Licensee will bear the cost of prosecuting such patent applications or trade marks, and Licensee will bear the cost of maintaining such patent applications. Licensor shall make available to Licensee any information regarding the Technology, including but not limited to, detailed drawings, only to the extent such information is required by the patent office for the issuance of the relevant patent covering the Technology. Any patent to be issued in the covering the Technology shall bear the name of the Licensor exclusively.

3. Licensee agrees to satisfy its need for products embodying the Technology by purchasing such products from Licensor for as long as Licensor produces such products, and Licensor agrees to sell such products to Licensee for a price equal to Licensor's manufacturing cost. If Licensor is unable to satisfy Licensee's need for products embodying the Technology, Licensee is authorized to manufacture products embodying the Technology under Licensor's supervision. Licensee shall inform Licensor about the quantity of products needed and Licensee is not authorized to manufacture such products if Licensor has not previously communicated to the Licensee that Licensor is unable to satisfy Licensee's needs. .

4. In consideration of this exclusive license and subject to the Licensee's acceptance of a working prototype machine, Licensee shall pay Licensor the following:

(a) 500,000 (five hundred thousand) shares of YB common stock shall be issued to Martin Frechtman.

(b) An option for the purchase of 300,000 (three hundred thousand) additional shares of YB common stock which shall be exercisable at a price of $5.00 (five dollars) per share for a period of three (3) years shall be issued to Martin Frechtman.

(c) Licensee agrees to exchange up to 1,000,000 (one million) shares of its common stock for units currently owned by BRT's additional members as set forth in attached Schedule 4 (c). This exchange will be on a one unit for one share basis.

(d) Licensee hereby agrees that the stock and options listed in section 4(a) and 4(b) above shall be the exclusive property of Mr. Martin Frechtman and that YB shall have no claim to those shares even though they will become unit holders in BRT.

(e) Shares in YB Holding Inc. and/or shares in any possible successor company shall be restricted in accordance with Rule 144 of the Securities Act of 1933 as promulgated under the rules of the United States Securities and Exchange Commission. Licensor agrees that the shares

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listed in section 4(c) shall be provided piggyback registration rights upon the filing of any registration statement by YB with the SEC.

5. Subject to Licensor's prior written consent and provided, however, that such consent shall not be unreasonably withheld, Licensee may assign its rights and obligations under this Agreement to a successor to substantially the entire business of Licensee which agrees to be bound by the terms of this Agreement. Any other assignment or attempted assignment by Licensee, without the prior written consent of Licensor, whether by operation of law or otherwise, shall be void.

6. Licensee and Licensor shall promptly notify the other party, in writing, of any infringement by a third party of patents and/or trademarks that may be issued for the Technology. Licensee and Licensor shall discuss what action, if any, may be appropriate with respect to such infringement. If it is determined that there is in fact an infringement of such a patent, Licensee shall have the right to seek a cessation of such infringement, and shall bear the expenses and payments received in association with such cessation activities. If Licensee decides not to seek a cessation of such infringement, Licensor shall have the right to seek a cessation of such infringement and shall bear the expenses, and the parties shall share equally in the payments received in association with such cessation activities. The parties shall use their reasonable commercial efforts to cooperate with each other regarding inquiries into any infringement of the IP Rights associated with the Technology and to identify third parties responsible for such infringement to protect the commercial goodwill related to the IP Rights and to obtain such damages for infringement as are allowed by law.

7. YB agrees to offer Mr. Martin Frechtman an employment agreement and Mr. Frechtman shall further be offered a position as an officer of the corporation.

8. Licensee agrees that in the event of dissolution of YB or its successor(s) this agreement shall be considered null and void and all rights, title and interest in the intellectual property/technology developed by licensor shall revert back to BRT.

9. Licensor represents and warrants that:

(a) it may exercise any and all rights connected to the utilization of the Intectual Property/Technology described

(b) it has the unencumbered right to enter into this License Agreement;

(c) it is unaware of any third party using, selling or licensing the Technology

(d) it is not aware of any third party patent that might be infringed by the manufacture, use, offering for sale, sale, licensing or rental of a product embodying the Technology.

10. Licensee represents and warrants that it has the unencumbered right to enter into this License Agreement.

11. In the event Licensee becomes a named defendant in a patent infringement action pertaining to the Technology, Licensor shall hold Licensee harmless and indemnify Licensee for all damages including, but not limited to awards, costs, judgments and all legal fees. In addition to other rights Licensee may have, Licensee has the right to terminate this Agreement if any infringement action is brought by any third party against Licensee or Licensor pertaining to activities authorized under this Agreement. The parties shall immediately inform each other of any action or claim which may be taken or threatened against one or both of the parties as a result of implementing this Agreement or the exercise of any rights under this Agreement.

12. In the event Licensee becomes a named defendant in a product liability action pertaining to the Technology and in which such action arises from anything other than the Licensee's willful or negligent misuse of the Technology, Licensor shall hold the Licensee harmless and the Licensor shall be responsible for all damages, including but not limited to awards, costs, judgments and all legal fees arising from such product liability action. The ~~parties~~ Licensee shall ~~each~~ obtain an appropriate amount of product liability insurance, and such amount shall be at least $10,000,000 in coverage.

13. Licensor shall not enter into an agreement with a third party which would authorize that third party to make, have made, use, offer to sell, sell, license, rent, or distribute products embodying the Technology and any improvements to the Technology.

14. Licensee has the right to direct Licensor to manufacture products embodying the Technology for sale to Licensee in a location that results in favorable tax treatment to Licensee, and Licensor shall maintain supervisory control of such manufacturing process. The parties will assist each other in delivering equipment and other items so as to receive tax treatment favorable to Licensee.

15. Licensor agrees to grant Licensee the right of first refusal in the event Licensor wishes to sell the company.

16. If any provision of this Agreement is determined to be invalid or unenforceable, those provisions shall be deemed severed from this Agreement, and shall not cause the invalidity of the remainder of this Agreement.

17. Facsimile signatures shall be accepted as original signatures. This agreement may be signed in counterparts, and the parts shall constitute one original binding document.

18. In the event a party violates this Agreement, and a mutually acceptable resolution can not be reached, the injured party may institute suit, and the non-prevailing party shall pay all legal fees regarding such suit.

19. The parties agree that in the event of a breach of any provision of this Agreement, each party shall be entitled to injunctive relief, including a permanent injunction or similar order, enjoining the other party from acting contrary to the terms contained herein, and that pending a determination of such relief, the other party shall accede to a temporary restraining order, without prejudice to any other rights that the non-breaching party may have. The non-breaching party shall be entitled to costs, including legal fees, incurred in obtaining a permanent injunction.

20. All notices required or contemplated by this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, to the address first set forth above, or to the address last provided in writing by the other party.

21. This agreement shall be governed and construed in accordance with the laws of the State of Florida, and any dispute, controversy or claim arising out of or relating to this Agreement shall be brought and decided in the courts of Florida or the United States Federal Courts in Florida, and the parties agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

22. This Agreement represents the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements between the parties on this subject, and may be amended only by a written instrument or instruments signed on behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Bio Reduction Technology LLC

By: ______________________
Martin Frechtman, Managing Member

YB Holdings, Inc.

By: ______________________
Scott Silverman, President